                                                                    Exhibit 6(c)

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") entered into as of this 31 day of July, 1998, between Dow GuaranteeCorp. (the "Company"), and Charles M. Kluck (the "Executive").

      WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive's services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

      1. TERM OF EMPLOYMENT.

            (a) TERM. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for a period commencing on the date of this Agreement and ending five years thereafter (the "Term").

            (b) CONTINUING EFFECT. Notwithstanding any termination of this Agreement at the end of the Term or otherwise, the provisions of Sections 6 and 7 shall remain in full force and effect and the provisions of
      Section 7 shall be binding upon the legal representatives, successors and assigns of the Executive.

      2. DUTIES.

            (a) GENERAL DUTIES. The Executive shall serve as the Company's President and Chairman of the Board of Directors (the "Board") and shall be responsible for and have such duties and responsibilities that are customary for executives who act in such capacity for similar size corporations. The Executive shall report directly to the Company's Board. The Executive shall also perform such services for such subsidiaries of the Company as may be necessary. The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully.

            (b) DEVOTION OF TIME. The Executive shall devote all of his time, attention and energies during normal business hours (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as have been established by the Company) to the affairs of the Company. The executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business or organization without the prior consent of the Board of the Company; provided, that the Executive shall be permitted to devote a limited amount of his time, without compensation, to professional charitable or similar organizations.

            (c) ADHERENCE TO INSIDE INFORMATION POLICIES. The Executive acknowledges that America's Senior Financial Services, Inc. ("AMSE"), the sole shareholder of the Company, is publicly-held and, as a result, has implemented inside information policies designed to preclude its employees and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to AMSE or its subsidiaries including the Company. The Executive shall-promptly execute any agreements and amendments and supplements thereto generally distributed by AMSE from time to time to its employees requiring such employees to abide by its inside information policies.


      3. COMPENSATION, EXPENSES AND OFFICE.

            (a) SALARY. For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive an annual salary of $110,000 during the Term. The Company shall pay the Executive his annual compensation in equal installments no less frequently than monthly in accordance with the normal payroll practices of the Company or of the Company's sole shareholder, AMSE.

            (b) EXPENSES. In addition to any compensation received pursuant to
      Section 3 (a) , the Company shall reimburse or advance funds to the Executive for all reasonable travel and expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly accounts for such expenses to the Company in accordance with AMSE's practices. Such reimbursement or advances shall be made in accordance with policies and procedures of AMSE in effect from time to time relating to reimbursement of or advances to executive officers.

      4. BENEFITS.

            (a) VACATION. For each 12-month period during the Term, the Executive shall be entitled to four weeks of vacation without loss of compensation or other benefits to which he is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the company may permit.

            (b) EXECUTIVE BENEFIT PROGRAMS. The Executive is entitled to participate in any pension, 401(k), insurance or other employee benefit plan that is currently maintained by the Company for its executive officers, including programs of life and medical insurance and reimbursement of membership fees in civic, social and professional organizations. However, any changes in these benefits after the date of this Agreement which result in increased costs to the Company shall not be made unless approved by AMSE.

      5. TERMINATION.

            (a) TERMINATION FOR CAUSE. The Company may terminate the Executive's employment pursuant to the terms of this Agreement at any time for cause by given written notice of termination. Such termination will become effective upon the giving of such notice. Upon any termination for cause, the Executive shall have no right to compensation, or reimbursement under
      Section 3 or to participate in any employee benefit programs under Section 4 for any period subsequent to the effective date of termination. For purposes of this Section 5(a), "cause" shall mean: (i) the Executive is convicted of a felony or misdemeanor or commits a criminal act; (ii) the Executive, in carrying out his duties hereunder, has acted with ordinary negligence, gross negligence or intentional misconduct resulting, in any case, in harm to the Company; (iii) the Executive misappropriates Company funds or otherwise defrauds the Company; (iv) the Executive breaches his fiduciary duty to the Company resulting in profit to him, directly or indirectly; (v) the Executive materially breaches any agreement with the Company; (vi) the Executive breaches any provision of Section 6 or Section 7; (vii) the Executive fails to competently perform his duties under
      Section 2; (viii) the Executive suffers from active alcoholism or drug addiction or otherwise uses alcohol to excess or uses drugs in any form except strictly in accordance with the recommendation of a physician or dentist; or (ix) it is later determined that the Executive fraudulently concealed facts or made material misrepresentations in connection with the sale by the Executive of his common stock of the Company to AMSE.

            (b) DEATH OR DISABILITY. Except for the conditions and obligations contained in this section 5 (b) , this Agreement and the obligations of the Company hereunder will terminate upon the death or disability of the Executive. For purposes of this Section 5(b), "disability" shall mean that for a period of three months in any 12-month period the Executive is incapable of substantially fulfilling the duties set forth in Section 2 because of physical, mental or emotional incapacity resulting from injury, sickness or disease. However, the references in Section 5(a)(viii) above shall not be deemed a "disability" as defined in this Section 5(b).

            Upon termination by death or disability, the Company shall pay the Executive or his legal representative, as the case may be, his unpaid salary at such time pursuant to Section 3(a) through the date of such termination of employment. Such sums shall be paid upon the same terms and conditions as if this Agreement were in full force and effect.

            (c) CONTINUING EFFECT. Notwithstanding any termination of the Executive's employment as provided in this Section 5 or otherwise, the provisions of Sections 6 and 7 shall remain in full force and effect.

      6. NON-COMPETITION AGREEMENT.

            (a) COMPETITION WITH THE COMPANY. During the term of this Agreement and for a period of 24 months commencing on the date of termination of the Executive's employment with the Company, the Executive shall not, directly or indirectly, compete with the Company by managing or operating, either full or part-time, a business in the same or similar industry or industries currently or during the term of this Agreement conducted, or planned to be conducted by the Company anywhere in the United States. However following termination of the Executive's employment with the Company, the Executive may take a sales position with a business in the same or similar industry or industries as the Company.

            (b) SOLICITATION OF CUSTOMERS OR PROSPECTS. During the periods in which the provisions of Section 6(a) shall be in effect, the Executive, directly or indirectly, shall not seek business from any Customer or Prospect (as defined below) on behalf of any enterprise or business other than the Company, refer any business from any Customer or Prospect to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the business from any Customer or Prospect, from any enterprise or business other than the Company. For purposes of this Section 6, the term "Customer" means any person, firm, corporation, partnership, association or other entity, government or nonprofit organization to which the Company or any of its affiliates sold or provided goods or services during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Customer. For purposes of this Section 6 the term "Prospect" means any person, firm, corporation, partnership, association, other entity, government or non-profit organization with which an employee of the Company has had at least one written communication or meeting with during the 90 days prior to the date of termination of the Executive's employment with the company which written communication or meeting related to the Company selling goods or services to such Prospects.

      (c) NO PAYMENT. The Executive acknowledges and agrees that no separate or additional payment shall be required to be made to him in consideration of his undertakings in this Section 6.

      7. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. The Executive acknowledges that during his employment he shall learn and shall have access to confidential, information regarding the Company and AMSE, its affiliates, including without limitation (i) confidential or secret plans, programs, documents, agreements or other material relating to the business, services or activities of the Company, AMSE and its affiliates and (ii) trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of the Company and AMSE or its affiliates (collectively referred to as "Confidential Information"). The Executive acknowledges that such Confidential Information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset. All records, files, materials and Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its affiliates, as the case may be. The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the Board and AMSE, unless such Confidential Information previously shall have become public knowledge through no action by or omission of the Executive.

      8. EQUITABLE RELIEF.

            (a) The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior consent of the Board and AMSE, shall leave his employment for any reason and take any action in violation of Section 6 or Section 7, the Company and AMSE shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 8(b) below, to enjoin the Executive from breaching the provisions of section 6 or Section 7. In such action, the Company and AMSE shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law. Nothing contained in this Section 8 shall be construed to prevent the Company and AMSE from seeking such other remedy in arbitration in case of any breach of this Agreement by the Executive, as the Company and AMSE may elect.

            (b) Any proceeding or action must be commenced in Miami, Florida where the Company maintains its executive offices. The Executive and the Company irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

      9. ASSIGNABILITY. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the assets and business of the Company. The Executive's obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive shall be void.

      10. SEVERABILITY.

            (a) The Executive expressly agrees that the character, duration and geographical scope of the provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive's conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

            (b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

      11. NOTICES AND ADDRESSES. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:


            To the Company:

                  Dow GuaranteeCorp.
                  9700 Northeast 2nd Avenue
                  Miami Shores, Florida 33138
                  Facsimile: 305-757-2929


            With a Copy to:

                  Michael D. Harris, Esq.
                  Michael Harris, P.A.
                  712 U.S. Highway One, 4th Floor
                  North Palm Beach, FL 33408
                  Facsimile: 561-845-0108


            To the Executive:

                  Charles M. Kluck
                  Dow GuaranteeCorp.
                  9700 Northeast 2nd Avenue
                  Miami Shores, Florida 33138
                  Facsimile: 305-757-2929

or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

      12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

      13. Arbitration. Except as provided in Section 8 hereof, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach of enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in West Bangor, Maine (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

      14. ATTORNEY'S FEES. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding including an arbitration proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall he entitled to an award by the court or arbitrator, as appropriate, of reasonable attorney's fees, costs and expenses.

      15. GOVERNING LAW. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

      16. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

      17. ADDITIONAL DOCUMENTS. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

      18. SECTION AND PARAGRAPH HEADINGS. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

      IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.




WITNESSES:                             DOW GUARANTEECORP.


                                       By: /s/ Linda Kluck
--------------------------------          --------------------------------
                                          Linda Kluck, Vice President


--------------------------------


                                          /s/ Charles M. Kluck
--------------------------------          --------------------------------
                                          Charles M. Kluck


--------------------------------